Exhibit 5.1

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Tel 713.758.2222    Fax 713.758.2346

June 23, 2015

Occidental Petroleum Corporation

5 Greenway Plaza, Suite 110

Houston, Texas 77046

Ladies and Gentlemen:

In connection with the issuance by Occidental Petroleum Corporation, a Delaware corporation (the “Company”), of $750,000,000 aggregate principal amount of its 3.500% Senior Notes due 2025 (the “2025 Notes”) and $750,000,000 aggregate principal amount of its 4.625% Senior Notes due 2045 (the “2045 Notes” and, together with the 2025 Notes, the “Notes”) pursuant to (a) the Registration Statement of the Company on Form S-3 (Registration No. 333-205047) (the “Registration Statement”), which was filed by the Company on June 18, 2015, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the related prospectus dated June 18, 2015, as supplemented by the prospectus supplement relating to the sale of the Notes dated June 18, 2015 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Notes are to be issued pursuant to an Indenture dated as of August 18, 2011 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Certificate of Incorporation and By-laws of the Company, each as amended to date; (ii) the Underwriting Agreement, dated as of June 18, 2015, among the Company and the several Underwriters named therein (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Indenture, together with an Officers’ Certificate establishing the terms of the Notes; and (v) the corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other

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June 23, 2015 Page 2

instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We also have assumed that the Notes will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Notes will, when duly executed, issued and delivered by the Company and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

The opinion set forth above is limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.